Exhibit 4.8
Euro Tech Holdings Company Limited
Form 6-K





             EQUITY INTEREST TRANSFER AND SHAREHOLDERS' AGREEMENT



                                    between



                            TAMWORTH INDUSTRIAL LTD.




                                      and



                          EURO TECH (FAR EAST) LIMITED




                                      and



                           PACT ASIA PACIFIC LIMITED


          Exhibit 4.8 - Pg. 1


         EQUITY INTEREST TRANSFER AND SHAREHOLDERS' AGREEMENT


	THIS EQUITY INTEREST TRANSFER AND SHAREHOLDERS' AGREEMENT (this "Agreement"), dated 11.22, 2001, is entered into by and between TAMWORTH INDUSTRIAL LTD., (a company established and registered in the British Virgin Islands ("BVI"), hereinafter referred to as the "Seller"), EURO TECH (FAR EAST) LIMITED (a limited liability company established in the Hong Kong Special Administrative Region of the People's Republic of China, hereinafter referred to as the "Buyer") and PACT ASIA PACIFIC LIMITED (a company established and registered in the BVI, with its registered office at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations
Centre, Road Town, Tortola,  BVI, hereinafter referred to as
"PACT").

        In this Agreement, each of the Buyer and the Seller is individually referred to as "a Party" and both are collectively referred to as "the Parties".

	WHEREAS, PACT is a company with authorized capital of US$50,000 divided into 50,000 shares of US$1.00 each and paid-up capital of US$10,000 and is mainly engaged in producing and selling environment protection equipment; undertaking environment protection project and providing relevant technology advice, training and services.

        WHEREAS, the Seller duly holds 100% equity interest in PACT which consists of 10,000 shares each of US$1.00 par value ("Equity Interest").

        WHEREAS, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, 30% of the Equity Interest held by the Seller ("Equity Interest Transferred").

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties and PACT agree as follows:

                   ARTICLE 1       SALE AND PURCHASE
                                    -----------------

        SECTION 1.1 SALE AND PURCHASE OF THE EQUITY INTEREST. On the terms and subject to the conditions hereof, the Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, all rights and interests of the Equity
Interest Transferred, free and clear of all liens, pledges, claims, and other encumbrances.

        SECTION 1.2 SALE AND PURCHASE PRICE. The aggregate purchase price payable by the Buyer for the Equity Interest Transferred shall be US$133,597 (the "Purchase Price").


          Exhibit 4.8 - Pg. 2


          ARTICLE 2       REPRESENTATIONS AND WARRANTIES OF SELLER
                          ----------------------------------------

        The Seller represents and warrants to the Buyer as set forth below:

         SECTION 2.1 LEGAL STATUS AND CAPACITY OF THE SELLER. The Seller is a limited liability company with independent corporate personality, duly registered and validly existing under the laws of the BVI. The Seller has full and complete legal status and legal capacity to enter into, deliver and perform this Agreement and can be sued as an independent party. As far as the Seller knows, the Seller is not involved in any debts beyond assets, bankruptcy, termination, or any other significant law suit, arbitration, or other events, status which may result in grave unfavorable influence on the completion of the transaction contemplated hereby and the performance of its obligations under this Agreement.

         SECTION 2.2 AUTHORICATION AND APPROVAL. The Seller has full corporate power and authorization to execute and deliver this Agreement and all other documents executed or to be executed by the Seller in connection with the transaction contemplated hereby and to complete the transaction contemplated hereby. The execution and delivery by the Seller of this Agreement and each other document contemplated hereby, the performance of the Seller of its obligations under this Agreement and such documents hereto, and the completion by it of the transaction contemplated hereby have been duly authorized and approved. This Agreement has been duly and validly executed and delivered by the Seller. This Agreement constitutes and all the relevant documents to be executed by the Seller in connection with the transaction contemplated hereby when so executed and delivered will constitute a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

        SECTION 2.3 OWNERSHIP OF THE EQUITY INTEREST. The Equity Interest is owned on record and beneficially by the Seller, free and clear of all liens, pledges, claims and encumbrances. On the Closing Date, the Buyer will acquire good title to the Equity Interest Transferred, free and clear of all liens, pledges, claims and encumbrances.

          ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF BUYER
                         ---------------------------------------


        The Buyer hereby represents and warrants to the Seller as set forth below:

        SECTION 3.1 LEGAL STATUS AND CAPACITY OF THE BUYER. The Buyer is an enterprise with independent legal status and duly registered and validly existing under the laws of Hong Kong, China. The Buyer has full and complete legal power and capacity to enter into, deliver and perform this Agreement and can be sued as an independent party.
As far as the Buyer knows, the Buyer is not involved in any debts beyond assets, bankruptcy, termination, or any other significant law suit, arbitration, or other events, status which may result in grave unfavorable influence on the completion of the transaction contemplated hereby and the performance of its obligations under this Agreement (including but not limited to the payment of the Purchase Price).


          Exhibit 4.8 - Pg. 3


        SECTION 3.2 AUTHORIZATION AND APPROVAL. The Buyer has full corporate power and authorization to execute and deliver this Agreement and all other documents executed or to be executed by the Buyer in connection with the transaction contemplated hereby and to complete the transaction contemplated hereby. The execution and delivery by the Buyer of this Agreement and each other document contemplated hereby, the performance of the Buyer of its obligations under this Agreement and such documents hereto, and the completion by it of the transaction contemplated hereby have been or will be duly authorized and approved. This Agreement has been duly and validly executed and delivered by the Buyer. This Agreement constitutes, and all the relevant documents to be executed by the Buyer in connection with the transaction contemplated hereby when so executed and delivered will constitute, a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

           ARTICLE 4     CONDITIONS PRECEDENT TO EQUITY PURCHASE
                         ---------------------------------------

        SECTION 4.1 CONDITIONS PRECEDENT: The Parties agree that Closing of this transaction as specified in Article 6 shall be conditional on the fulfillment of the following:

        (a) that the Board of Directors of PACT has adopted resolutions according to its Articles of Association duly approving this Agreement and the transaction contemplated hereby and certified copies of the executed resolutions are given to both Parties;

        (b) that the Parties have obtained corporate authorization to enter into this Agreement and the transaction contemplated hereby in the manner stipulated in the Articles of Association and relevant organization documents, and have provided such executed documents of authorization to the other Party;

        (c) that satisfactory evidence has been provided to the Buyer that all the permits, agreements, approval and authorization of other governmental bodies which the Parties have agreed as necessary or useful for the performance of the transaction contemplated hereby have been obtained, unless the Buyer waives them in writing;

        (d) that no changes of BVI laws or any other event relating to PACT or the transaction contemplated hereby, which may result in significant unfavorable influence on the Buyer's interests under this Agreement as well as its ability to perform its obligations under this Agreement, will occur after the date of this Agreement until the Closing Date;

        (e) that the Parties have reached agreement and have entered into a written contract for the transfer of 30% of the equity interest of the Yixing PACT Environmental Technology Co. Ltd.("YIXING PACT") owned by the Seller and registered in the People's Republic of China from the Seller to the Buyer (the "China Contract") for a consideration of US$154,403, and that


          Exhibit 4.8 - Pg. 4


                the conditions precedent of that China Contract have been fulfilled or waived by the Buyer;

        (f) evidence satisfactory to the Buyer that the Net Tangible Assets of PACT shall not be less than RMB 791,352 yuan on and before the Closing Date, the tangible net assets of PACT being determined by referring to PACT's management accounts as at Closing Date;

                For the purposes of this subsection (f), "Net Tangible Assets" means total tangible assets minus total liabilities.

        (g) the service agreement between PACT and Mr. George Hayek ("George") in the form mutually agreed by the Buyer and Seller which sets out among other things, the following key terms:

                * that PACT will continue to employ George after completion of the transaction contemplated hereby;

                * that George's annual income obtained from PACT, together with his annual income from YIXING PACT shall be not less than USD 100,000 and that any salary increment needs to be approved by both Parties;

                * that George undertakes that he will not engage in setting up any business activities with another company in relation to water treatment and wastewater engineering services within the territory of PRC either directly or indirectly through third party agents and that he will keep the promise during the time he work for PACT and YIXING PACT and any company/companies which have equity interest of PACT and YIXING PACT and its successor (if possible) and for one year after he leave such company/companies;

                be entered into on or before the Closing Date.

        SECTION 4.2 WAIVER: The Buyer may waive all or any of the conditions precedent in Section 4.1 in whole or in part at any time by notice in writing to the Seller.

        SECTION 4.3  TERMINATION DATE:  If all the conditions precedent in
Section 4.1 are not fulfilled or waived on or before January 31, 2002 (or such later date as the parties may agree in writing) (the "Termination Date") none of the Parties shall have any rights or obligations under this Agreement (so that no Party shall have any claims against the others for costs, damages, compensation or otherwise) except for the provisions of Article 5 (Payment held by Fangda), Section 7.7, Sections 8.6, 8.7 and
8.10 which shall continue to apply.


          Exhibit 4.8 - Pg. 5


        SECTION 4.4 REASONABLE ENDEAVOURS: The Seller, the Buyer and PACT shall use all reasonable endeavours to procure that the conditions in Section 4.1 are fulfilled on or before the Termination Date.

                ARTICLE 5      PAYMENT HELD BY FANGDA PARTNERS
                               -------------------------------

        SECTION 5.1 PAYMENT HELD BY FANGDA PARTNERS. The Buyer shall deliver two cheques within 7 days after the execution of this Agreement in favor of the Seller to Fangda Partners for an amount of US$ 133,597 as consideration for the Equity Interest Transferred to the Buyer and US$ 154,403 as payment for transferring shares of YIXING PACT to the Buyer. The Parties agree that the cheques will be kept by Fangda Partners until the Closing occurs in accordance with
Article 6 or in the event the Termination Date has passed, the 2 cheques shall forthwith be returned to the Buyer.

                        ARTICLE 6        CLOSING
                                         -------

        SECTION 6.1 CLOSING. Subject to Section 4.3 above, the closing date of the transaction contemplated hereby shall take place on the earliest practicable date at the place agreed by the Parties after all conditions precedent in Section 4.1 have been fulfilled or waived by the Buyer pursuant to Section 4.2 (the "Closing Date").

(a)    On  the Closing Date, the Seller shall deliver to the Buyer:

       (i) a copy of the service agreement duly executed by PACT and George as described in Section 4.1(g);

       (ii) certified copy of the share register of PACT showing that the Buyer as the registered holder of the Equity Interest Transferred; and

       (iii) certified copy of the certificate of registration of YIXING PACT showing the Buyer as the registered holder of YIXING PACT of 30% equity interest of YIXING PACT as described in the China Agreement;

(b)	On the Closing Date, PACT shall instruct its registered agent to file a certified copy of the share register of PACT with the Registrar of Companies pursuant to Section 111A of the International Business Companies Ordinance 1984 (as amended).

(c)	Subject to the Buyer having received the documents described in sub-section (a) above and confirmation in writing from the registered agent of PACT that the share register of PACT has been filed with the Registrar of Companies, it shall instruct Fangda Partners to release the 2 cheques to the Seller as payment for the transfers.


          Exhibit 4.8 - Pg. 6


               ARTICLE 7      PRE-CLOSING AND POST-CLOSING ACTS
                              ---------------------------------

        SECTION 7.1 TAXES. The Parties agree that the Buyer shall have no obligations and responsibilities to indemnify PACT (including its legal successor) or the Seller of any taxes and governmental charges, if any (in whatsoever nature) they have paid for reasons of this Agreement or the transaction contemplated hereby, other than those taxes and government charges required to be borne and paid by the Buyer for the transaction contemplated by this Agreement according to applicable BVI laws and regulations.

        SECTION 7.2 OBTAINING PACT'S BOARD RESOLUTIONS. The Seller agrees and undertakes that it will instruct and cause the PACT's directors it has appointed to duly approve the resolutions of PACT's Board of Directors authorizing this Agreement and the transaction contemplated hereby in a proper manner within 5 working days after the execution of this Agreement.

        SECTION 7.3 PROCUREMENT OF GOVERNMENT APPROVALS. The Seller agrees to be responsible for applying to the government authorities or the relevant parties for the authorization, licenses, consents and approvals necessary or useful as listed in Section 4.1, for and on behalf of the Parties and PACT, and undertakes that it will use its best efforts to procure such authorization, licenses, consents and approvals. The Buyer shall provide all due assistance and corporation hereto on reasonable demand by the Seller and bear the expenses of formalities for procuring such authorization, licenses, consents and approvals.

        (a)   SECTION 7.4   SELLER'S NON-INTERFERENCE. The Seller
further covenants that,

              (i) it will not apply for or cause others to apply for amendment or cancellation of the approval certificate and business license of PACT;

              (ii) it will not take any other measure or action which may influence the ownership of the Equity Interest Transferred and the performance thereof;

              (iii) it promises not to sell any or all of the Equity
                    Interest Transferred or create any and all liens, pledges, claims, and other encumbrances over the Equity Interest Transferred during the term of this Agreement;

        SECTION 7.5 OTHER TERMS. The Parties and PACT agree that should the Agreement be completed, the Parties and PACT are to regard the following commitments as the binding terms and conditions which shall survive Closing,

        (i) that should a Party intend to sell any or all of its shares in PACT and the related rights and benefits during the operating and existing period of PACT to a third party after Closing, the other Party shall have the right of first refusal executable by giving notice to the Party


          Exhibit 4.8 - Pg. 7


                intending to sell the shares within 7 days of being notified of the intended sale to purchase the shares in PACT offered for sale to the third party at that price.
                In the event that the Buyer refuses to sell under the aforesaid circumstance, the Seller has the right to buy the Buyer's Equity Interest Transferred at the price of US$200,595.50 or at the price of 5.2 times the Pre-Tax Profit for the latest financial year, whichever is higher;

                For the purposes of this Section 7.5, "Pre-Tax Profit" means net profit before deducting profits tax.

        (ii) that one member of the Board of Directors of PACT shall be nominated by the Buyer after completion of the transaction contemplated hereby. The number of directors nominated by the Seller is two;

        (iii) that PACT distributes at least 35% of its Net Profits as dividend for every financial year after completion of the transaction contemplated hereby, subject to compliance with the laws and regulations of BVI;

                For the purposes of this subsection (iii), "Net Profits" means profits after deducting profits tax.

        (iv) the accounts of PACT every year shall be audited by Arthur Andersen or some other international accounting firm agreed by the Parties after completion of the transaction contemplated hereby;

        (v) in the event opportunities arise and the Buyer intends to acquire another environmental engineering company ("Intended Acquisition"), the Buyer should inform the Seller of this intention. In the event the nature of business of the Intended Acquisition is competing with PACT, the Seller has the right to acquire the Buyer's Equity Interest Transferred at a price of US$200,395.50 (or US$146,956.70 if such acquisition takes place within 1 year after the Closing Date) or at the price of 5.2 times the Pre-Tax Profit (as defined in Section 7.5(i) for the latest financial year, whichever is higher);

        (vi)    PACT shall provide monthly financial statements
                (including Income Statement, Balance Sheet and Cash Flow Statement etc.) to the Buyer after completion of the transaction contemplated hereby within 7 days from the last day of the previous month;

        (vii) PACT provide quarterly analysis of Orders received, Sales (and Profits) and Backlog to the Buyer after completion of the transaction contemplated hereby within 7 days from the last day of the previous quarter;

                For purposes of this subsection (vii), "Orders" means sales orders received from customers, "Sales" means invoiced value of goods and services supplied to


          Exhibit 4.8 - Pg. 8


                customers, "Profits" means sales value minus costs of sales and "Backlog" means incomplete orders.

        (viii) that PACT does not make any loan/advance to its staff, directors, shareholders or related companies without the Buyer's consent (except reasonable advance to staff for business trip);

        (ix) that the implementation of PACT's directors' bonus scheme and any changes thereafter, any deviation of the existing employees' bonus scheme (the existing scheme as set out in Annex 1) and any changes to the share register must be approved by both Parties;

        SECTION 7.6 CANCELLATION OF MS XIA XIAO HONG'S BONUS SCHEME WITH PACT. The Parties agree to procure that the directors of PACT cancel its existing bonus scheme (10% share of net profits) with Ms Xia
Xiao Hong immediately on the Closing Date and that the Seller be given the option to transfer 10% of its shares to Ms Xia anytime after the Closing Date. In the event the Seller elects to exercise its option to transfer any of its shares to Ms Xia Xiao Hong, the Seller undertakes to procure that Ms Xia Xiao Hong enters into a deed of adherence (in a form acceptable to the Parties) which binds her to the terms of the Agreement before effecting the transfer.

        SECTION 7.7 CONFIDENTIALITY. The Parties and PACT agree that they will keep the strictest confidence on this Agreement and the transaction contemplated hereby, and confine access to information regarding this Agreement and the transaction contemplated hereby to their directors, senior management and others who may be required to know such information to enable them to perform this Agreement, and not disclose any information hereof to any third party except for the disclosure to related parties or governmental authorities for obtaining the necessary authorizations, permits, consents and approvals contained in Section 4.1, or otherwise as required by law. For the avoidance of any doubt, disseminating news to the public by the Buyer to comply with the Material News Requirements as stipulated by NASDAQ Regulatory Requirements is an exception.

               ARTICLE 8       MISCELLANEOUS PROVISIONS
                               ------------------------

        SECTION 8.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented by a written instrument signed by the Parties.

        SECTION 8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Buyer, on the one hand, or of the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by the Seller or the Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.


          Exhibit 4.8 - Pg. 9


        SECTION 8.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        SECTION 8.4 PARTIES IN INTEREST. This Agreement shall be binding upon and, except as otherwise provided herein, inure solely to the benefit of each Party (including its legal successors), and nothing in this Agreement, except as otherwise set forth herein, express or implied, is intended to confer upon any other person any rights or remedies and to create for any other person any responsibilities and obligations of any nature whatsoever under or by reason of this Agreement.

        SECTION 8.5 NOTICE. Notices or other communications under this Agreement shall be in written form, and

        (i) Notices given by personal delivery shall be deemed effectively given on the date of delivery;

        (ii) Notices given by mail (by registered airmail or mail with certificate, postage prepaid, which needs receipt) shall be deemed effectively given once received,

        (iii) Notices shall be deemed effectively given on the second business day following the date of delivery to a recognized courier service,

        (iv) Notices given by facsimile, Email or fax shall be deemed effectively given on the date of transmission.

        Each Party shall assure the receipt of the other party based on a common way to conduct such communication correspondence, and the address is set forth below,

        (a)     Party A:   TAMWORTH INDUSTRIAL LTD.
                -----------------------------------

                Attention:  George Hayek
                Telephone Number:  0086-21-6427-6203
                Fax Number:   0086-21-6427-6247

(b)             Party B:  EURO TECH (FAR EAST) LIMITED
                --------------------------------------
                Attention:  T. C. Leung
                Telephone Number:  387-33826
                Fax Number:  287-34887


          Exhibit 4.8 - Pg. 10


(c)		Party C:  PACT ASIA PACIFIC LIMITED
                -----------------------------------
                Attention:  George Hayek
                Telephone Number:  0086-21-6427-6203
                Fax Number:  0086-21-6427-6210

        SECTION 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the British Virgin
Islands.

        SECTION 8.7 DISPUTE SETTLEMENT. Any disputes, claims or controversies (the "Dispute") arising out of or in connection with this Agreement shall first be amicably settled by the Parties. If no such settlement can be reached within fifteen (15) days after the occurrence of the Dispute, either Party shall have the right to submit the Dispute to the China International Economic and Trade Arbitration Commission (CIETAC), Shanghai Sub-commission for arbitration pursuant to the Arbitration Law of PRC and CIETAC's arbitration rules then effective. The arbitral award shall be final and binding on both Parties.

        SECTION 8.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        SECTION 8.9 HEADINGS. The headings of each Section under this Agreement are only for the purpose of reading convenience, and shall not be regarded as parts of the Agreement, or by any mean influence the meaning or interpretation hereto.

        SECTION 8.10 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement supersedes all prior agreement and understandings between the Parties with respect to such subject matter.

        SECTION 8.11 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without prior written consent of the opposing Party.

        SECTION 8.12 TERMINATION. Either Party has the right by 30 days notice in writing to terminate this Agreement as from the date of service of such notice in the event the other party breaches this Agreement.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed on the date first above written.


          Exhibit 4.8 - Pg. 11



(No text on this page)


SELLER:                                 BUYER:

TAMWORTH INDUSTRIAL LTD.	 	EURO TECH (FAR EAST) LIMITED

By:  /s/ George Hayek                   By: /s/ T. C. Leung
   ----------------------------            --------------------------------

Name:  George Hayek 			Name:  T. C. Leung
Position:  Chairman			Position:  Chairman
Address: British Virgin Islands         Address: 18/F Gee Chang Hong Centre,
P.O. Box 957                            65 Wong Chuk Hang Road, Hong Kong
Offshore Incorporation Centre
Roadtown, Tortola

PACT:

PACT ASIA PACIFIC LIMITED

By: /s/ George Hayek
   ---------------------------

Name:  George Hayek
Position:  Chairman
Address: British Virgin Islands
P.O. Box 957
Offshore Incorporation Centre
Roadtown, Tortola


          Exhibit 4.8 - Pg. 12